Plano, Texas                                                                                      Date: 1/02/2005

Merchandise Creations, Inc.

MCI Consignment Agreement

This Principal /Consignee Agreement ("Agreement") is made at the place and on the date first given between Merchandise Creations, Inc. ("Principal"), a corporation registered and operating under the laws of the State of Nevada and having its principal offices at 4704 Towne Square Drive #2626, Plano, Texas and Missing Link Group, LLC, currently operating in the State of Texas (" the Consignee"), and

WHEREAS, Merchandise Creations, Inc. is engaged in the development of promotional merchandise for bands and artists and desires to arrange for the sale and distribution of its merchandise throughout the state of Texas.

Missing Link Group, LLC ("the Consignee") has agreed to undertake the marketing of Principal’s merchandise on the terms set forth in this agreement, which can be changed or modified as agreeable to both parties.

           NOW THEREFORE, it is agreed by and between Merchandise Creations, Inc. and Missing Link Group, LLC that they will mutually cooperate in every capacity, and

1. Merchandise Creations, Inc. will pay Missing Link Group, LLC 15% gross of all product sales where applicable.

2.  This agreement is a three (3) year agreement and negotiable at the end of two (2) years.  Merchandise Creations, Inc. reserves the right to end said relationship per its discretion with 30 days written notice.

3.  Merchandise Creations, Inc. will pay all freight and shipping charges.

4.  Missing Link Group, LLC will be responsible for any loss of or damage to merchandise while under its control.

5.  All sales prices shall be fixed by Merchandise Creations, Inc.

6.  Missing Link Group, LLC will furnish Merchandise Creations, Inc. with monthly statements indicating all sales transactions during the preceding month and the status of current inventory.   Such statements shall be received by Merchandise Creations, Inc. no later than the 10th day of each month.  With the monthly statement,  Missing Link Group, LLC  will remit all monies received from merchandise sales, less the agreed upon 15% consignment fee.

7.  This agreement entitles Merchandise Creations, Inc. to income from all merchandise sold by Missing Link Group, LLC in this agreement including and not excluded from web based sales, retail sales, international sales or any form of distribution of products.

8.  This instrument contains only the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto.  All modifications and amendments hereto/hereafter must be made in writing.

Executed, 1/02/2005 the place and date given by the Parties affixing their hands hereto:   at 4704 Towne Square Dr. #2626,  Plano, Texas

/s/Robert B. Turner                                                       /s/Randy West

Robert B. Turner                                                        Randy West

Merchandise Creations, Inc.                                     Missing Link Group, LLC

             "Principal"                                                                 "the Consignee"

Date:   1/02/2005                                                         Date:   1/02/2005